UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2023

IRIS ACQUISITION CORP

(Exact name of registrant as specified in its charter)

Delaware	001-40167	85-3901431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3rd Floor Zephyr House

122 Mary Street, George Town

PO Box 10085

Grand Cayman KY1-1001, Cayman Islands

(Address of principal executive offices) (Zip Code)

971 4 3966949

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Units, each consisting of one share of Class A Common Stock and one-fourth of one Redeemable Warrant	IRAAU	The Nasdaq Stock Market LLC

Class A Common Stock, par value $0.0001 per share	IRAA	The Nasdaq Stock Market LLC

Warrants, each exercisable for one share of Class A Common Stock $11.50 per share	IRAAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 7, 2023, Iris Acquisition Corp, a Delaware corporation (the “Company”), filed with the Secretary of State of the State of Delaware an amendment to the Company’s amended and restated certificate of incorporation (the “Third Amendment”): (i) to change the date by which the Company must consummate a business combination to December 9, 2023 (the “Extension Amendment”) (subject to an additional three month extension at the discretion of the Board of Directors of the Company (the “Board”)); (ii) to remove from the charter the limitation on share repurchases prior to the consummation of a business combination that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases, and the limitation that the Company shall not consummate a business combination if it would cause the Company’s net tangible assets to be less than $5,000,001 either immediately prior or subsequent to the consummation of such business combination (the “NTA Amendment”); and (iii) to amend the charter to provide for the right of a holder of shares of the Class B common stock of the Company, par value $0.0001 per share, to convert such shares into shares of the Company’s Class A common stock on a one-for-one basis prior to the closing of a business combination (the “Founder Share Amendment and, together with the Extension Amendment and the NTA Amendment, the “Charter Amendments”).

The Company’s stockholders approved the Charter Amendments at a special meeting of stockholders of the Company (the “Special Meeting”) on September 7, 2023. The foregoing description of the Charter Amendments are qualified in their entirety by the full text of the Charter Amendments, which are filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On September 7, 2023, at the Special Meeting, a total of 8,066,753 (or 97.037%) of the Company’s issued and outstanding shares of Class A common stock (“Public Shares”) and Class B common stock held of record as of August 14, 2023, the record date for the Special Meeting, were present either in person or by proxy, which constituted a quorum. The Company’s stockholders voted on the following proposals at the Special Meeting, each of which were approved. The final vote tabulation for each proposal is set forth below.

Proposal 1. To approve amendments to the Company’s charter to change the date by which the Company must consummate a business combination to December 9, 2023 (subject to an additional three month extension at the discretion of the Board).

For	Against	Abstained	Broker Non-Votes
7,908,565	158,188	0	0

Proposal 2. To approve amendments to the Company’s charter to remove from the charter: (i) the limitation on share repurchases prior to the consummation of a business combination that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases, and (ii) the limitation that the Company shall not consummate a business combination if it would cause the Company’s net tangible assets to be less than $5,000,001 either immediately prior or subsequent to the consummation of such business combination.

For	Against	Abstained	Broker Non-Votes
7,908,164	158,589	0	0

Proposal 3. To approve amendments to the Company’s charter to provide for the right of a holder of shares of the Class B common stock of the Company, par value $0.0001 per share, to convert such shares into shares of the Company’s Class A common stock on a one-for-one basis prior to the closing of a business combination.

For	Against	Abstained	Broker Non-Votes
8,059,581	7,172	0	0

Proposal 4. To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Extension Proposal.

For	Against	Abstained	Broker Non-Votes
8,034,565	32,188	0	0

Although this proposal would have received sufficient votes to be approved, no motion to adjourn was made because the adjournment of the Special Meeting was determined not to be necessary or appropriate.

In connection with the Special Meeting, stockholders holding 1,006,495 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.28 per share, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax. Following such redemptions, approximately $4,183,576.40 will be left in trust, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax and 406,609 Public Shares will remain outstanding.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amendment to the Amended and Restated Certificate of Incorporation of Iris Acquisition Corp, filed on September 7, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIS ACQUISITION CORP

Date: September 12, 2023	By:	/s/ Sumit Mehta
		Name:	Sumit Mehta
		Title:	Chief Executive Officer